EXHIBIT 99.1
Lodgian, Inc.
Pro Forma Financial Data — Core Hotel Portfolio (43 hotels)
Trailing 12 Months Ended September 30, 2005
Unaudited in thousands

					Trailing 12
	Q4 2005	Q1 2006	Q2 2006	Q3 2006	Months
Supplemental Data:
Rooms Available	684,493	706,904	721,084	729,008	2,841,489
Rooms Sold	429,892	465,847	517,859	504,216	1,917,814
Occupancy	62.8%	65.9%	71.8%	69.2%	67.5%
Average Daily Rate	$92.69	$102.57	$103.87	$100.05	$100.27
Revenue per Available Room (RevPAR)	$58.84	$67.59	$74.59	$69.20	$67.67

Income Statement:
Revenues:
Rooms	$40,278	$47,783	$53,787	$50,445	$192,293
Food and beverage	11,720	12,066	15,637	12,912	52,335
Other	1,827	1,938	2,146	2,099	8,010

Total revenues	53,825	61,787	71,570	65,456	252,638

Operating expenses:
Direct:
Rooms	10,973	12,136	13,305	13,291	49,705
Food and beverage	8,296	8,987	10,469	9,771	37,523
Other	1,467	1,520	1,651	1,519	6,157

Total direct operating expenses	20,736	22,643	25,425	24,581	93,385

	33,089	39,144	46,145	40,875	159,253
Other operating expenses:
Other hotel operating costs	16,931	18,453	18,718	19,043	73,145
Property and other taxes, insurance, and leases	3,887	4,352	4,673	5,800	18,712
Corporate and other	4,336	4,916	5,295	5,590	20,137
Casualty (gains) losses, net	(20,857)	96	2	(3,086)	(23,845)
Depreciation and amortization	6,961	7,317	7,662	7,846	29,786
Impairment of long-lived assets	1,018	194	16	323	1,551

Total other operating expenses	12,276	35,328	36,366	35,516	119,486

Operating income	20,813	3,816	9,779	5,359	39,767
Other income (expenses):
Business interruption insurance proceeds	1,772	—	695	2,447	4,914
Interest income and other	271	308	849	786	2,214
Interest expense	(5,435)	(6,296)	(6,182)	(6,436)	(24,349)

Income before income taxes and minority interests	17,421	(2,172)	5,141	2,156	22,546
Minority interests (net of taxes, nil)	(590)	(4)	(136)	101	(629)
Provision for income taxes	(8,385)	604	(2,317)	(1,019)	(11,117)

Income (Loss)	8,446	(1,572)	2,688	1,238	10,800

Reconciliation of EBITDA and Adjusted EBITDA (non-GAAP measures) with Income (Loss):
Income (loss)	$8,446	$(1,572)	$2,688	$1,238	$10,800
Depreciation and amortization	6,961	7,317	7,662	7,846	29,786
Interest income	(261)	(308)	(849)	(786)	(2,204)
Interest expense	5,435	6,296	6,182	6,436	24,349
Provision (benefit) for income taxes	8,385	(604)	2,317	1,019	11,117

EBITDA	$28,966	$11,129	$18,000	$15,753	$73,848

Adjustments to EBITDA:
Post-emergence Chapter 11 expenses, included in corporate and other on consolidated statement of operations	(3)	3	—	—	—
Write-off of investment in subsidiary for non-consolidated hotel	—	—	—	—	—
Write-off of receivable for non-consolidated hotel	1	—	—	—	1
Impairment loss	1,018	194	16	323	1,551
Casualty (gains) losses, net	(20,857)	96	2	(3,086)	(23,845)

Adjusted EBITDA	$9,125	$11,422	$18,018	$12,990	$51,555

Footnotes:
1 — The Crowne Plaza hotels in West Palm Beach and Melbourne, FL were closed during the 4th quarter of 2005 due to hurricane damage. The West Palm Beach hotel reopened on December 29, 2005 and the Melbourne hotel reopened on January 25, 2006.
2 — In Q4 2005, $28,753 in casualty gains were recorded, which resulted in an increase in minority interest expense of $7,896. By definition, the casualty gain is included in the Adjusted EBITDA calculation, but the corresponding impact on minority interest is not. To properly reflect the impact of the casualty gain (net of minority interest) on Adjusted EBITDA, we have reclassified the minority interest effect, thus reducing both minority interest and casualty gains by $7,896.